Exhibit Number 99.1

DIGITAL ALLY, INC. ANNOUNCES SECOND QUARTER 2020 OPERATING RESULTS

LENEXA, Kansas (August 13, 2020) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its second quarter 2020 operating results. An investor conference call is scheduled for 4:00 p.m. EDT on Thursday, August 13, 2020 (see details below).

Highlights for the Second Quarter Ended June 30, 2020

●	Total revenues decreased in the second quarter 2020 to $1,732,192 from $2,546,983 in the comparable 2019 period. The primary reason for the overall revenue decrease is a decline of $892,143 (46%), in 2020 product revenues, offset by an increase in service and other revenue of $77,352 (13%), from 2019 levels. Product sales continue to face challenges for our in-car and body-worn systems because of the effects of the Covid-19 pandemic, and our competitors’ actions of releasing new products with advanced features and maintaining their product price cuts. In response, we have launched a program to migrate current and new customers, and in particular our commercial customers, from a “hardware sale” to a service fee model. Therefore, we expect a reduction in law enforcement and commercial hardware sales (principally EVO-HD, DVM-800, DVM-250’s and FirstVU’s) as we convert these customers to a service model under which we provide the hardware as part of a recurring monthly service fee.

●	The Covid-19 pandemic delayed the shipment of orders in the second quarter 2020 as police forces and governments reacted to its impact. In general, our salesmen were unable to travel and meet with potential customers as they normally do to demonstrate our hardware, to promote our integrated solutions and close hardware sales. Specifically, we were unable to ship the initial purchase orders under a substantial contract awarded by the Director of Strategic Procurement of a country for the expected deployment of body cameras to its entire national police force. The contract was expected to include up to 5,000 body cameras with our web-based software infrastructure service over a three-year period. Contract deliveries were suspended pending the government’s decision to freeze the planned deployment until such time as the pandemic is contained within its population. The initial purchase order was expected to ship during the first quarter 2020 with follow-on orders for the second quarter 2020 and would have made a substantial impact to our product revenues for the second quarter of 2020. At this point, we are unable to forecast if and when this major project will be restarted or how it may be modified as a result of the pandemic. Upon completion, the original contract would have been the largest body camera deployment in our history and the largest contract for recurring service revenues for our web-based software related to the body cameras.

●	Our overall gross margin percentage declined to 23% in the second quarter 2020 compared to 37% in the 2019 period. The deterioration is attributable to the manufacturing inefficiencies and unfavorable overhead variances caused by the Covid-19 pandemic. We also experienced significant disruptions in the second quarter 2020 as we moved our office, manufacturing and warehouse facility to a newer and smaller location. We scrapped many older and damaged inventory items rather than moving them to the new facility coupled with the loss of production as we prepared for and moved our manufacturing operations which adversely affected our gross margins.

●	Selling, general and administrative expenses were $2,535,912 and $(1,616,830) for the second quarter 2020 and 2019, respectively, an increase of $4,152,742 (257%). The significant increase was attributable to the patent litigation settlement of $6.0 million that we received in the second quarter of 2019. Exclusive of the patent litigation settlement, overall selling, general and administrative expenses would have decreased by $1,847,258 (42%) in the second quarter 2020 compared to the 2019 period. The significant decrease was the result of sales and support staff headcount reductions and we reduced overall travel in response to the impact of the Covid-19 pandemic during the second quarter 2020.

●	The Company recently added two new lines of branded products: (1) the ThermoVu™ which is a line of self-contained temperature monitoring systems that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold and (2) our Shield™ disinfectants and cleansers which are for use against viruses and bacteria. We began offering such products beginning late in the second quarter 2020. Shield™ disinfectants has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. We are ramping up our supply chain for both of these new product lines, which are manufactured by third-parties. These branded products are being offered to our first responder customers including police, fire and paramedics. Commercial customers such as schools, cruise lines, taxi-cab and para transit may also be good candidates for the products.

●	On June 2, 2020, the Company entered into an underwriting agreement, pursuant to which the Company agreed to sell in an underwritten public offering an aggregate of 3,090,909 shares of the Company’s common stock, at a public price of $1.65 per share (the “June 2nd Offering”). The Company also granted the underwriters a forty-five (45)-day option to purchase up to an additional 463,636 shares of common stock to cover over-allotments, if any (the “June 2nd Option Shares”). The common shares sold in the June 2nd Offering were registered and issued under the Company’s effective shelf registration statement on Form S-3.

On June 8, 2020, the underwriters fully exercised their over-allotment option to acquire the June 2nd Option Shares at $1.65 per share, which closed on June 10, 2020. The exercise of such over-allotment option resulted in additional gross proceeds, before deducting underwriting discounts and commissions and other estimated offering expenses, of $765,000, which the Company used for general corporate purposes, including continued investments in the Company’s commercialization efforts.

The net proceeds to the Company from the June 2nd Offering totaled $5,350,413, including the exercise of the underwriter’s overallotment option and after deducting underwriting discounts and commissions and estimated expenses payable by the Company.

●	On June 8, 2020, the Company entered into an underwriting agreement, pursuant to which the Company agreed to sell in an underwritten public offering an aggregate of 2,325,581 shares of common stock at a public price of $2.15 per share (the “June 8th Offering”). The Company also granted the underwriters a forty-five (45)-day option to purchase up to an additional 213,953 shares of common stock to cover over-allotments, if any (the “June 8th Option Shares”).The common shares in the June 8th Offering were registered and issued under the Company’s effective shelf registration statement on Form S-3.

On June 10, 2020, the underwriters fully exercised their over-allotment option to acquire the June 8th Option Shares at $2.15 per share, which closed on June 10, 2020. The exercise of such over-allotment option resulted in additional gross proceeds, before deducting underwriting discounts and commissions and other estimated Offering expenses, of $460,000, which the Company intends to use for general corporate purposes, including continued investments in the Company’s commercialization efforts.

The net proceeds to the Company from the June 8th Offering totaled $4,976,692, including the exercise of the underwriter’s overallotment option and after deducting underwriting discounts and commissions and estimated expenses payable by the Company.

●	On April 17, 2020, the Company entered into a securities purchase agreement with accredited investors providing for the issuance of (i) the Company’s 8% Senior Secured Convertible Promissory Notes due April 16, 2021 with an aggregate principal face amount of $1,666,666, which were convertible into an aggregate of 1,650,164 shares of the Company’s common stock at a price per share of $1.01 and (ii) five-year warrants to purchase an aggregate of up to 1,237,624 shares of common stock at an exercise price of $1.31. The offering closed on April 17, 2020 whereby the investors purchased the securities for an aggregate purchase price of $1,500,000. During June 2020, the holders of the convertible notes exercised their right to convert principal balances aggregating $1,665,666 into equity. In addition, on June 12, 2020, the Company exercised its right to prepay in cash the remaining outstanding principal balance aggregating $1,000. The convertible notes balances are fully paid-off as of June 30, 2020 as a result of these conversions and prepayments. In addition, all warrants to purchase an aggregate of up to 1,237,624 shares of common stock at an exercise price of $1.31 were exercised in June 2020.

●	On April 4, 2020, the Company entered into a promissory note with a bank, which provided for a loan in the amount of $1,418,900 (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan has a two-year term and bears interest at a rate of 1% per annum. Monthly principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The promissory note contains events of default and other provisions customary for a loan of this type. The Paycheck Protection Program provides that the PPP Loan may be partially or wholly forgiven if the funds are used for certain qualifying expenses as described in the CARES Act. The Company intends to use the majority of the PPP Loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act.

●	We had previously received notice from the Nasdaq’s staff stating that, the Company did not meet the $35 million minimum Market Value of Listed Securities MVLS requirement for continued listing under Nasdaq Listing Rule 5550(b)(2). During June 2020, we consummated underwritten public offerings whereby we raised aggregate gross proceeds of approximately $11.3 million, before underwriting discounts and commissions and other estimated expenses of such offerings. As a result of such offerings, we achieved compliance with Rule 5550(b)(1) and on June 18, 2020 we received written notice from the Staff stating that we had regained compliance with such rule and the matter was closed.

On April 22, 2020, we received notice from the Nasdaq’s staff indicating that we were not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price for our common stock was below $1.00 per share for the previous thirty (30) consecutive business days. To regain compliance, the closing bid price of the common stock had to have met or exceeded $1.00 per share for at least ten (10) consecutive business days by no later than December 28, 2020. On June 11, 2020, our common stock met such minimum bid price requirement, as the closing sale price of our common stock had equaled or exceeded $1.00 per share on Nasdaq at the close of each trading day since May 29, 2020, and we received written notice from the Staff stating that the Company regained compliance with such requirement and the matter was closed.

●	We asserted two significant patent infringement lawsuit involving Axon and WatchGuard that have had significant impacts on our quarterly results primarily due to the timing and amount of legal fees expended on such lawsuits. We settled the WatchGuard lawsuit in May 2019 for a total payment of $6.0 million. In June 2019 the District Court granted Axon’s Motion for Summary Judgment, and accepted Axon’s position that it did not infringe on our patents and dismissed the lawsuit. We appealed the District Court’s ruling. On April 22, 2020, a three-judge panel of the United States Court of Appeals denied our appeal and affirmed the District Court’s previous decision to grant Axon summary judgment. On May 22, 2020, we filed a petition for panel rehearing requesting that we be granted a rehearing of our appeal of the U.S. District Court’s summary judgment ruling. Furthermore, we requested that we be given an opportunity to make our case through oral argument in front of the three-judge panel of the Court of Appeals, all of which was denied. The Company is reviewing its alternatives at this point. Future quarterly results during 2020 will continue to be impacted as this appeal is finalized

Recent Developments

Warehouse Building Acquisition. On July 13, 2020, the Company entered into a Commercial and Industrial Real Estate Sale Contract whereby it will purchase new warehouse space which will serve as the company’s warehouse and distribution location for its new branded temperature screening device ThermoVU™ and its Shield™ line of disinfectant/cleanser products. The terms of the Contract include a total purchase price of $420,000 with the closing expected to occur on or before August 21, 2020. The Company will use available cash to close the purchase of the building.

Proceeds Investment Agreement Termination Agreement. - On July 20, 2020, the Company and Brickell Key Investments LP (“BKI”) executed a Termination Agreement and Mutual Release (the “Termination Agreement”). Under the terms of the Termination Agreement the parties agreed to terminate the Proceeds Investment Agreement (“PIA”) and to release one another from any further liability under the PIA obligation.

Under the terms of the Termination Agreement, and upon the payment of $1,250,000 by the Company to BKI, both parties agreed to terminate the PIA and to release each other from any further liability thereunder. Such $1,250,000 payment was made on July 22, 2020. In addition to the $1,250,000 payment, the Company further agreed to pay BKI the following: (a) a contingent payment in the amount of $2,750,000 following the closing of an asset purchase, membership interest purchase, or similar transaction between the Company and a specified third-party (the “Purchase Transaction”) and (b) any and all future proceeds received from Watchguard and its successors and assigns by the Company for Watchguard’s use of U.S. Patent Nos. 8,781,292 and 9,253,452. For clarity, the Company and BKI further agreed that the payment of the contingent payment would only be due and payable upon the closing of the specified Purchase Transaction. Furthermore, the relevant contingent payment portion of the Termination Agreement, and any obligations stemming therefrom, would automatically terminate if the specified Purchase Transaction is abandoned prior to its closing, including its failure to close within three years from the date of the Termination Agreement. The specified Purchase Transaction has not yet occurred and there is no binding agreement to complete such Purchase Transaction.

Shelf Registration Statement on Form S-3. On July 2, 2020 the SEC declared the Company’s shelf registration statement on Form S-3 effective. The Shelf Registration Statement allows the Company to offer and sell, from time to time in one or more offerings, any combination of our common stock, debt securities, debt securities convertible into common stock or other securities in any combination thereof, rights to purchase shares of common stock or other securities in any combination thereof, warrants to purchase shares of common stock or other securities in any combination thereof or units consisting of common stock or other securities in any combination thereof having an aggregate initial offering price not exceeding $125,000,000.

Covid-19 Pandemic. Subsequent to June 30, 2020 economies throughout the world have continued to be severely disrupted by the effects of the quarantines, business closures and the reluctance of individuals to leave their homes as a result of the outbreak of the coronavirus (Covid-19). Although we remain open as an “essential business,” our supply chain has been disrupted and our customers, and in particular our commercial customers, have been significantly impacted, which has in turn reduced our operations and activities. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by the outbreak of the virus. We cannot forecast with any certainty when the disruptions caused by the virus will cease to impact our business and the results of our operations.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “The disruptions cause by the Covid-19 pandemic adversely affected our second quarter 2020 operations as many of our law enforcement customers delayed purchasing decisions and many of our commercial customers were shut-down by governmental mandates. We expanded our product offerings to include our Shield™ brand line of disinfectants/sanitizers to provide our customers with an eco-friendly product for use against SARS-CoV-2, the virus that causes COVID-19 and the ThermoVu™ brand line of self-contained temperature screening systems that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold. We introduced our branded Shield™ and ThermoVu™ products to our first-responder customers and many of our commercial customers during the second quarter 2020 and are very excited about the prospects of these new products. We also reduced our SG&A expenses by reducing staffing levels, limiting travel and reducing many advertising and promotional activities. In addition, we moved to a new, smaller office and warehouse space in June 2020 that will dramatically reduce our occupancy costs for the balance of 2020 and beyond.”

Second quarter 2020 Operating Results

Total revenues decreased in the second quarter 2020 to $1,732,192 from $2,546,983 in 2019. The primary reason for the overall revenue decrease is a decline of $892,143 (46%), in 2020 product revenues, offset by an increase in service and other revenue of $77,352 (13%), from 2019 levels.

Gross profit declined 59% to $392,758 for the second quarter 2020 versus $950,812 in 2019. Our gross margin decrease is primarily attributable to the 46% decrease in sales and our cost of sales as percentage of revenues increasing to 77% for the second quarter 2020 from 63% for 2019.

Selling, General and Administrative (“SG&A”) expenses increased approximately 257% to $2,535,396 in the second quarter 2020 versus $(1,616,830) in 2019. The significant increase was attributable to the patent litigation settlement of $6.0 million that we received in the second quarter 2019. Exclusive of the patent litigation settlement, overall selling, general and administrative expenses would have decreased by $1,847,258 (42%) in the second quarter 2020 compared to the same period in 2019. The significant decrease was the result of sales and support staff headcount reductions and we reduced overall travel in response to the impact of the Covid-19 pandemic during the second quarter 2020.

We reported an operating loss of $2,143,154 for the second quarter 2020, compared to operating income of $2,567,642 in 2019. This represents a deterioration of $4,710,796 or 183% in 2020 compared to 2019. Exclusive of the patent litigation settlement, operating loss would have improved by $1,289,204 (38%) in the second quarter 2020 compared to the same period in 2019.

We incurred $25,636 in interest expense during the second quarter 2020 which is primarily attributable to the secured convertible notes that were partially outstanding during the second quarter 2020.

We elected to account for the secured convertible notes that were issued in April of 2020 on their fair value. These secured convertible notes were fully converted and/or paid off in the second quarter 2020. The change in fair value from their April 2020 issuance date through their pay-off date was $887,807, which was recorded as a non-cash charge during the second quarter 2020.

We elected to record the obligation related to the PIA at fair-value. Accordingly, the estimated fair value of the obligation decreased as a result of the District Court ruling on the Axon’s motion for summary judgment on the patent litigation and its confirmation by the Appellate Court. The decrease in fair value of the PIA resulted in a non-cash credit of $2,587,000 for the second quarter 2020 compared to a non-cash charge of $2,961,000 in 2019.

We reported a net loss of $497,894, or ($0.03) per share, in the second quarter ended June 30, 2020 compared to a prior-year net loss of $387,730, or ($0.03) per share. No income tax provision or benefit was recorded in the either 2020 or 2019 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 4:00 p.m. EDT on Thursday, August 13, 2020, to discuss its operating results for the second quarter 2020, the status of its patent infringement litigation against Axon, developments related to its disinfectant and safety products, the impact of the Covid-19 pandemic and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 3376759 a few minutes before 4:00 p.m. EDT on Thursday August 13, 2020.

A replay of the conference call will be available two hours after its completion, from August 13, 2020 until 11:59 p.m. on October 13, 2020 by dialing 855-859-2056 and entering the conference ID # 3376759.

For additional news and information please visit or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

Follow additional Digital Ally Inc. social media channels here:

Linkedin I Instagram I Google+ I Pinterest

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; whether it will be able to resolve its liquidity and operational issues and raise sufficient capital given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectant/sanitizer and temperature screening products, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will achieve positive outcomes in its patent litigation; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of competitors and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2020 and in its annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or
Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

JUNE 30, 2020 AND DECEMBER 31, 2019

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,165,550	$359,685
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – 2020 and 2019	1,080,884	1,071,018
Accounts receivable-other	538,350	514,730
Inventories, net	4,752,285	5,280,412
Income tax refund receivable, current	44,650	44,650
Prepaid expenses	574,456	381,090

Total current assets	23,156,175	7,651,585

Furniture, fixtures and equipment, net	208,291	197,063
Intangible assets, net	431,006	413,268
Operating lease right of use assets	769,635	122,459
Other assets	452,519	532,500

Total assets	$25,017,626	$8,916,875

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,535,865	$2,339,985
Accrued expenses	838,747	845,881
Operating lease obligations – Current	44,308	159,160
Contract liabilities – Current	1,756,402	1,707,943
Proceeds investment agreement obligation, at fair value – Current	3,615,000	—
Debt obligations – Current	552,258	1,827,748
Income taxes payable	1,158	5,934

Total current liabilities	8,343,738	6,886,651

Long-term liabilities:
Proceeds investment agreement obligation, at fair value – Long-term	—	6,500,000
Operating lease obligation – Long-term	731,334	44,460
Debt obligations – Long-term	1,016,642	—
Contract liabilities – Long-term	1,580,085	1,803,143

Total liabilities	11,671,799	15,234,254

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value per share; 50,000,000 shares authorized; shares issued: 26,645,118 – June 30, 2020 and 12,079,095 – December 31, 2019	26,645	12,079
Additional paid in capital	105,697,031	83,216,387
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(90,220,623)	(87,388,619)

Total stockholders’ equity (deficit)	13,345,827	(6,317,379)

Total liabilities and stockholders’ equity (deficit)	$25,017,626	$8,916,875

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2020 AND 2019

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019

Revenue:
Product	$1,053,581	$1,945,724	$2,820,116	$3,866,188
Service and other	678,611	601,259	1,337,820	1,231,591

Total revenue	1,732,192	2,546,983	4,157,936	5,097,779

Cost of revenue:
Product	1,165,528	1,468,828	2,154,774	2,731,899
Service and other	173,906	127,343	345,374	233,328

Total cost of revenue	1,339,434	1,596,171	2,500,148	2,965,227

Gross profit	392,758	950,812	1,657,788	2,132,552

Selling, general and administrative expenses:
Research and development expense	359,697	582,905	845,445	1,045,076
Selling, advertising and promotional expense	486,649	1,237,947	1,169,030	1,993,936
Stock-based compensation expense	376,738	585,195	688,415	1,310,393
General and administrative expense	1,312,828	1,977,123	3,025,417	4,301,663
Patent litigation settlement	—	(6,000,000)	—	(6,000,000)

Total selling, general and administrative expenses	2,535,912	(1,616,830)	5,728,307	2,651,068

Operating (loss) income	(2,143,154)	2,567,642	(4,070,519)	(518,516)

Other income (expense):
Interest income	15,609	5,628	21,869	23,612
Interest expense	(25,636)	—	(333,196)	—
Secured convertible notes issuance expense	(34,906)	—	(34,906)	—
Change in fair value of proceeds investment agreement	2,578,000	(2,961,000)	2,885,000	(3,098,000)
Change in fair value of secured convertible notes	(887,807)	—	(1,300,252)	—
Total other income (expense)	1,645,260	(2,955,372)	1,238,515	(3,074,388)

Loss before income tax benefit	(497,894)	(387,730)	(2,832,004)	(3,592,904)
Income tax benefit	—	—	—	—

Net loss	$(497,894)	$(387,730)	$(2,832,004)	$(3,592,904)

Net loss per share information:
Basic	$(0.03)	$(0.03)	$(0.17)	$(0.32)
Diluted	$(0.03)	$(0.03)	$(0.17)	$(0.32)

Weighted average shares outstanding:
Basic	18,976,724	11,305,248	16,430,214	11,124,222
Diluted	18,976,724	11,305,248	16,430,214	11,124,222

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 FILED WITH THE SEC)